EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES SALE OF APPROVED BANKRUPCTY CLAIM

New York, New York-January 10, 2018- Network-1 Technologies, Inc. (NYSE MKT American: NTIP) announced today that it sold its allowed general unsecured claim against Avaya, Inc. ("Avaya") for $6,320,000.

As previously announced in September 2017, Network-1 agreed to settle its patent litigation against Avaya, Inc. ("Avaya") pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1's Remote Power Patent (U.S. Patent No. 6,218,930).  As part of the settlement, in September, 2018, Avaya entered into a Settlement Agreement and non-exclusive License Agreement for the full term of the Remote Power Patent, which expires in March, 2020.  Under the terms of the license, Avaya paid a lump sum amount for sales of certain designated Power over Ethernet ("PoE") products, and a running royalty  for  other designated PoE products. The products covered by the licenses include those PoE products which comply with the Institute of Electrical and Electronic Engineers ("IEEE") 802.3af and 802.3at Standards.

On January 19, 2017, Avaya, and certain of its affiliates, as debtors (the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the Southern District of New York (the "Bankruptcy Court").  As part of the settlement, Avaya also agreed that Network-1 shall have an allowed general unsecured claim ("Allowed Claim") in the amount of $37,500,000, as amended, relating to all acts occurring on or before January 19, 2017.

Under the Debtors' Second Amended Joint Chapter 11 Plan of Reorganization of Avaya Inc. and Its Debtor Affiliates (the "Plan") which was approved by the Bankruptcy Court on November 28, 2017, which became effective on December 15, 2017, the Debtors estimated that the total amount of general unsecured claims that will ultimately be allowed will total approximately $305,000,000 ($305 million) which, based on the treatment of general unsecured creditors therein, would result in estimated recoveries for the holders of general unsecured claims of approximately 18.9%.  The Debtors acknowledged in the Plan that depending on its ability to successfully prosecute or otherwise reduce the remaining outstanding claims, the total amount of the general unsecured claims could be substantially higher which would decrease the percentage recoveries to the holders of general unsecured claims, including the Company.  In such an event, the amount recovered by Network-1 under its Allowed Claim could have been substantially lower than 18.9%.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty (50) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems, the identification of media content and the Internet of Things (IoT) and Machines to Machine industries and next generation consumer mobile technologies. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize its Cox Patent Portfolio, Mirror Worlds Patent Portfolio as well as the newly acquired patent portfolio from M2M.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $119,000,000 from May 2007 through September 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission, including, among others, the effect on Network-1's business and results of operations of the November 13, 2017 jury verdict in the Hewlett-Packard trial invalidating certain claims of the Remote Power Patent and finding non-infringement, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its recently acquired patent portfolio from M2M and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Contacts:
Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770